Exhibit 99.1

Population Health Announces Pricing Of $150 Million Initial Public Offering

NEW YORK, Nov. 18, 2020 /PRNewswire/ — Population Health Investment Co., Inc. (Nasdaq: PHICU, the “Company”) announced today the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “PHICU” beginning on November 18, 2020. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “PHIC” and “PHICW,” respectively. The offering is expected to close on November 20, 2020, subject to customary closing conditions.

Population Health Investment Co., Inc. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector, or geographic region, it intends to focus on companies or divisions of companies in the healthcare industry, and in particular the therapeutics sector, in the United States and other developed countries. The Company was founded by Dr. Clive Meanwell and Ian Read.

J.P. Morgan Securities LLC is acting as the sole book running manager of the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 2,250,000 units at the initial offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 17, 2020. The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 212-834-4533, or by emailing at prospectus-eq_fi@jpmchase.com. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Melinda Masek

IR@populationhp.com

(212) 993-3113